OMNICORDER TECHNOLOGIES, INC.

TWO PENN PLAZA, SUITE 1500 NY, NY, 10021        TEL. 212.292.5710
                                     FAX. 212.292.5701        WWW.OMNICORDER.COM

                                                               CONTACT:
                                                              Anne Marie Fields
                                                       Corporate Communications
                                                  OmniCorder Technologies, Inc.
                                                              Tel: 212-292-5710
                                                 E-mail: afields@omnicorder.com



   OMNICORDER APPOINTS HON. JOSEPH F. LISA AS CHAIRMAN OF THE BOARD AND ELECTS
                 MICHAEL A. DAVIS, M.D., D.SC., AS NEW DIRECTOR

    SEASONED MEDICAL IMAGING EXPERT TO CHAIR NEWLY FORMED EXECUTIVE COMMITTEE

         EAST SETAUKET, NEW YORK, NOVEMBER 22, 2004 - Directors of OmniCorder Technologies, Inc. (OTCBB: OMCT.OB) have elected Michael A. Davis, M.D., D.Sc., as a new director of the corporation, and have appointed Hon. Joseph F. Lisa, a current member of the board and retired Justice of the New York State Supreme Court and former member of the NYS Assembly and the NYC Council, where he chaired the Council's Committee on Health, to non-executive Chairman of the Board of Directors.

         Hon. Joseph F. Lisa, Chairman of the Board, commented, "It is with great pleasure that I officially welcome Mike Davis aboard. His successful career in the medical imaging field will be of great value to the company, both clinically and strategically. I support a strong board both as a governing body and as strategic advisor to the company it serves. I am proud to chair OmniCorder's board of directors and look forward to bringing our collective talents to bear in advancing the company's goals and objectives while enhancing its shareholder value."

         Dr. Davis has served as a Director of E-Z-EM, Inc. (AMEX: EZM), a leader in the design, manufacture and marketing of contrast media for gastrointestinal tract radiology, since 1995, and as its Medical Director since 1994, and Technical Director from 1997 to 2000. Dr. Davis was a Visiting Professor of Radiology at Harvard Medical School and Visiting Scientist in Radiology at Massachusetts General Hospital in 2002 and 2003. He has also served as Senior Vice President and Chief Medical Officer of MedEView, Inc., a radiology informatics company, from 2002 to 2003. He was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research, University of Massachusetts Medical Center, from 1980 to 2002. During 1999, he also served as the President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc. and its wholly-owned subsidiary, Amerimmune, Inc., which were involved in pharmaceutical research, and served as a director there from 1999 to 2003. Dr. Davis is also a director of MacroChem Corp., a publicly-traded specialty pharmaceutical company.

         The Board of Directors of OmniCorder, at its special meeting, also formed an Executive Committee. The committee is comprised of: Dr. Davis, who will chair the committee; Anthony A. Lombardo, the President and Chief Executive Officer of E-Z-EM, Inc.; Jed Schutz, a private investor and advisor to several emerging technology companies; and William J. Wagner, an investment banker and managing director of a private investment firm focused on early-stage companies. The Executive Committee will concentrate on strategic initiatives and opportunities to maximize the commercial prospects of the company's functional medical imaging technology in drug discovery, cancer therapy monitoring, surgery, and screening and diagnostics.

         "This committee is comprised of a group of highly accomplished professionals with the diverse backgrounds that can not only provide advice on day to day business issues, but can also offer guidance on the strategic opportunities that we should be pursuing in order to meet our goals," said Dr. Michael A. Davis, Chair of the newly-formed Executive Committee. "The panel we have formed has the knowledge and experience to give OmniCorder expert perspectives on both the clinical and business opportunities within each of its targeted markets."


ABOUT OMNICORDER TECHNOLOGIES

         OmniCorder Technologies, Inc., headquartered in East Setauket, New York, is a leading developer of medical imaging applications using advanced infrared focal plane arrays. OmniCorder provides imaging technology for clinicians and researchers for drug discovery, disease detection and disease management applications. OmniCorder's mission is to improve the quality and cost-effectiveness of healthcare services and research through identifying, acquiring and adapting military and aerospace technology for biomedical applications.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, the ability of the company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic reports filed with the U.S. Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


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